EMPLOYMENT AGREEMENT

         This Agreement is made this 1st day of April, 2000 by and between New York Regional Rail Corporation., whose principal place of business is located at 4302 First Avenue, Brooklyn, NY 11232 (hereinafter referred to as "NYRR" or "Employer" or the "Company"), and Tad Mahoney, residing at 1225 Brighton Lane, Bel Air, MD 21014, (hereinafter referred to as "Employee")

                              W I T N E S S E T H
         Whereas, Employee will be employed by Employer as a Vice President Operations; and

         Whereas, Employer desires to employ and/or hire Employee as a Vice President Operations and Employee desires to be employed by Employer in said position; and

         Whereas, Employer and Employee desire to enter into this Agreement so as to specify certain terms and conditions of employment which Agreement is to supercede and replace any and all prior agreements between the Employer and the Employee concerning the Employee's employment;

         Now Therefore, intending to be legally bound thereby, and for and in consideration of the mutual promises and convenants contained herein, the adequacy of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.       Employment.

         Employer hereby agrees to employ Employee on the terms and conditions hereinafter stated as an Vice President Operations to perform services necessary to the operation of Employer's business together with all other related duties (i.e. managing work, employees and special projects as assigned by the Board of Directors of the Company including but not limited to those responsibilities identified on Exhibit "A" appended hereto) that shall from time to time be determined by the Board of Directors of the Company. Employee agrees to the continued employment with Employer on the terms and conditions of this Agreement and to faithfully perform such services for the Employer.

2.       Term of Contract.

          The term of this Agreement shall be a period of three (3) months commencing on April 3, 2000 and ending on July 3, 2000.

3.       Compensation and Expenses.

a. Base Compensation. Employer shall pay Employee for his services a salary of Twenty Two Thousand Five Hundred Dollars ($22,500.00) during the three (3) month term, which sum shall be paid every two weeks in the amount of Three Thousand Seven Hundred and Fifty Dollars ($3,750.00).

b. Additional Compensation. In addition to the salary specified in paragraph 3.a. above, Employee shall receive and be entitled to a bonus of up to One Hundred Thousand (100,000) shares of NYRR Class "A" Common Stock to be issued at the end of the threemonth. During the initial term of this Agreement Employee shall be deemed to have earned 33,333 shares at the conclusion of each 30 day period of employment with the Company;

c. Expenses During the term of this Agreement the Employer shall pay, or reimburse the Employee for tolls and fuel utilized while in his course of employment, excluding commuting to and from work.

4. Disability. In the event Employee becomes disabled, Employee shall not receive a salary from Employer during the period of disability.

5.       Death During Employment.

a. If Employee dies during the term of this Agreement or any renewal thereof while employed by Employer, Employer shall pay to Employee's estate any salary and already earned but remaining unpaid by Employer to Employee as of the date of Employee's death.

b. It is acknowledged that Employee's estate shall not be entitled to payment from Employer of any salary or bonuses Employee would have earned, but for death.

6. Vacation. Employee shall not be entitled to paid vacation during the tenure of this Agreement.


7.       Benefits.


a.During the term of Employment and of this Agreement, Employee shall not receive benefits.

8. Continuation of Employment. Nothing in this Agreement shall be construed or interpreted as guaranteeing employment of Employee for any definite term nor as altering Employee's status as an atwill employee. Employer retains the right to terminate Employee for any reason at any time for cause.

9.      Employee's Obligations.

a. While employed by Employer, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties for Employer to the exclusion of any other business activities, in a manner which will faithfully and diligently further the business and interests of Employer. Employee shall not during his employment with Employer or duration of this Agreement, engage, directly or indirectly, in any employment or engage in any other business activity.

b. Employee shall faithfully and diligently perform any and all duties and responsibilities assigned to Employee by Employer and follow all directives of Employer in connection with the operation and management of Employer's business. Employee's failure to faithfully and diligently perform his duties and responsibilities assigned to Employee by the Board of Directors of the Company or to follow the instructions or directives of Board of Directors of the Company shall result in termination for cause.

10.      Restrictive Convenant.


a.Employee covenants and agrees, which convenant and agreement is made the essence of this Agreement, that Employee will not, at any time during his employment with Employer and for a period of one (1) year immediately following the termination of his employment with Employer for any reason, and whether the termination of employment is by Employer, Employee or the mutual consent of both, do any of the following, directly or indirectly, as principal, agent, consultant, officer, stockholder, salesperson, employee or otherwise, on behalf of himself or any other person or entity:

(1) solicit the employment of, hire or engage any employee of Employer; (2) interfere with, disrupt or attempt to disrupt relations, contractual or otherwise, between Employer and any customer, employee, vendor, or other business associates; (3) entice or encourage any Employee to leave the employment of Employer; (4) compete with Employer for any contract performed or being performed by Employer while Employee was employed by Employer and/or potential contract while employed by Employer; (5) own, manage, operate, conduct, be employed by, participate or be connected in any manner with the ownership, management, operation or conduct of any business similar to the type of business being conducted by Employer or otherwise competing with Employer with respect to rail floating operations located within a 150 mile radius of any area serviced by Employer, or New York and Atlantic Rail Road, its affiliated companies, parents, subsidiaries, successors, and assigns. c. Employee's obligations under this Paragraph shall survive the termination of the Agreement.

11.      Confidentiality.

a. Employee, in further consideration of his continued employment with Employer, acknowledges that the Confidential Information and Trade Secrets of Employer are confidential and proprietary to Employer and convenants and agrees that during the period of employment with Employer and any time thereafter, Employee:

(1) will not divulge to any other person, firm, corporation or other entity any of the Confidential Information and Trade Secrets of Employer which Employer may divulge to Employee or of which Employee may otherwise become aware during his employment;
(2) will take reasonable measures to insure and maintain the secrecy of Employer's Confidential Information and Trade Secrets;

 (3) shall not, as principal, agent, consultant, officer, stockholder, salesperson, employee or otherwise, use for his own benefit or the benefit of any other person, firm, corporation or entity other than Employer, any Confidential Information or Trade Secrets of Employer, nor use or permit to be used any of the Confidential Information and Trade Secrets of Employer in any manner or for any purpose other than the furtherance of Employer's interests; and

(4) shall, upon the termination or ceasation of employment or sooner if required by Employer, turnover and deliver to Employer, any and all literature, documents, data, information, lists, memoranda, correspondence, records or other documents containing Confidential Information and Trade Secrets of Employer which are in the possession of Employee at the time of termination or ceasation of employment, together with any and all machines, parts, equipment and other materials received by Employee from Employer in connection with Employee's employment with Employer.

b. For purposes of this Agreement, Confidential Information and Trade Secrets include, but are not necessarily limited to, customer lists and customer information; vendor lists and supplier information; reports and financial data of Employer; compensation records and plans of Employer; and marketing strategies, pricing strategies, purchasing techniques and proposal techniques of Employer; as well as various formulas, processes, compilations, programs and methods used by Employer in connection with its business.

c.Employee's obligations under this Paragraph shall survive the termination of the Agreement.

12.      Remedy.


         Employee acknowledges that the restrictions contained in Paragraphs 10 and 11 above are reasonable and necessary in order to protect the legitimate interests of Employer and that any violation of such restrictions would result in irreparable injuries to Employer. Employee, accordingly, agrees that, in the event of a breach of any of restrictions, Employer shall be entitled to obtain from any Court of competent jurisdiction, preliminary and permanent injunctive relief in addition to damages and an equitable accounting of all commissions, earnings, profits and other benefits derived or arising from such violation. The rights set forth herein shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled at law or in equity.

13.      Termination of Agreement.

a. This Agreement shall terminate upon the earliest of any of the following events or occurrences: (1) mutual consent of both parties; (2) written notice of termination provided by employee within five (5) days of the termination date;
(3) written notice of termination provided by employer within five (5) days of the termination date; (4) death of Employee.

b. Termination of this Agreement shall terminate any and all obligations of the parties under this Agreement except Employee's obligations under Paragraph 10 (Restrictive Covenant) and Paragraph 11 (Confidentiality). c. Upon termination of this Agreement, all entitlements to salary, bonus and/or other compensation of Employee shall cease with the exception of salary and bonus that has been earned but remain unpaid by Employer as of the date of termination.

14. Notices. Any and all notices required or permitted by this Agreement shall be hand delivered to the other party to this Agreement or sent by certified mail return receipt requested to:

a.       in the case of notice to Employer :

         Darryl S. Caplan, Esquire
         Cureton Caplan Hunt Scaramella & Clark, P.C.
         3000 Midlantic Drive, Suite 101
         Mount Laurel, New Jersey, 08054

                  W. Robert Bentley, President
                  New York Regional Rail
                  4302 First Avenue
                  Brooklyn, NY  11232




b.       in the case of notice to Employee:
                  Tad Mahoney
                  1225 Brighton Lane
                  Bel Air, MD 21014




15.      Binding Effect and Assignment.


        This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns. The obligations and duties of the Employee hereunder shall be personal and not assignable or delegable by him in any manner whatsoever.

16.      Amendments.

         This Agreement shall not be modified or amended except by a writing duly executed and signed by the parties to this Agreement.

17. Governing Law and Jurisdiction.

This Agreement has been entered into in the State of New York and will be interpreted in accordance with the laws of the State of New York. The parties agree that the State Courts of the State of New York and the Federal District Courts located in the State of New York shall have sole jurisdiction over any and all suits or claims arising out of this Agreement.

 18. No Representations.

Employee agrees and acknowledges that, other than express representations specifically set forth in this Agreement, Employee has not relied upon any representations of any nature made by Employer or any of its directors, officers, shareholders, employees, agents or attorneys in entering into this Agreement. Employee further acknowledges and agrees that he has been advised and provided the opportunity to obtain independent counsel for purposes of reviewing and representing Employee in connection with this Agreement prior to executing the Agreement.

19. Drafting.

It is acknowledged and agreed that all parties to this Agreement have fully participated in the drafting of this Agreement which shall be interpreted and construed accordingly.

20. Entire Agreement & Headings.

This Agreement embodies the entire agreement and understanding between the parties and supercedes all prior agreements and understandings relating to the subject matter hereof. The headings of this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement or its provisions.

21.      Provisions.


a. In the event that the period of time, area or other limitations specified in paragraph 11 of this Agreement should be adjudged unreasonable in any proceeding or if any of the particular restrictions specified in said paragraph should be adjudged to be unreasonable in any proceedings, then such period of time, area or other restriction shall be reduced or modified in scope so that such restriction may be enforced to the fullest extent adjudged to be reasonable.

b. In the event that any other provision of this Agreement is deemed invalid, illegal, void or unenforceable, such provision shall be regarded as stricken from this Agreement and will not effect the validity or enforceability of the remainder of this Agreement.

         In witness whereof, the parties to this Agreement have duly executed this Agreement with the intent to be legally bound hereby on the day and year set forth on the first page of this Agreement.

                                            New York Regional Rail Corporation



Date:                                       By:_________________________________
                                                W. Robert Bentley, President





Date:                                       By:

                                                 Tad Mahoney, Individual


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